Exhibit 99.1

DREAMWORKS ANIMATION REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

Glendale, California – August 11, 2005 — DreamWorks Animation SKG, Inc. (NYSE:DWA), today announced financial results for its second quarter ended June 30, 2005.

For the second quarter 2005, revenue totaled $35.4 million resulting in a net loss of $3.7 million or ($.04) per share on a fully diluted basis. This compares to revenue of $300.3 million and a net income of $146.1 million, or $1.89 per diluted share for the same period in 2004. The company ended the period with $430.0 million of cash, cash equivalents, and short-term investments.

In the quarter the company recognized a tax benefit, which increased net income by approximately $2.0 million or approximately $.02 per share on a fully diluted basis. This was primarily driven by a decrease in the valuation allowance associated with its deferred tax assets.

“Results for the quarter are slightly ahead of where we said they would be on our July 11 conference call driven by the strength of Madagascar consumer products as well as our library,” said Jeffrey Katzenberg, DreamWorks Animation’s CEO. “To date, Madagascar has performed very well achieving more than $432 million in worldwide box office, reaching over $242 million internationally.”

“While we continue to analyze changing trends in the home video market, the performance of our 2004 releases is strong. Shrek 2 remains one of the best selling home video releases of all time and Shark Tale is the second highest selling DVD of 2005. We are looking forward to Madagascar’s release in the home video market on November 15, 2005,” continued Katzenberg.

On a full year basis, the company reaffirmed its expectation for EPS of approximately $0.80 to $0.90 per share for 2005.

The company’s next film Wallace & Gromit: Curse of the Were-Rabbit is scheduled for release on October 7, 2005. “These characters have a strong fan base overseas and the film allows us to deliver a unique and inventive form of animation to audiences this fall. While it is certainly different from a CG animated film, we think it is sure to be a special movie-going experience for the entire family,” commented Katzenberg.

Items related to the second quarter, as well as certain estimates and the on-going business performance, will be discussed in more detail on the company’s second quarter 2005 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Thursday, August 11, 2005, at 5:30 p.m. (EDT). Investors can access the call by dialing 888-802-8577 in the U.S. and 973-935-2981 internationally or via live webcast at www.dreamworksanimation.com.

A replay of the conference call will also be available shortly after the call ends on August 11, 2005 through August 25, 2005. To access the replay, dial 877-519-4471 in the U.S. and 973-341-3080 internationally and enter 6290941 as the conference ID number. Both the earnings release and archived webcast will be available on the company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The company has theatrically released a total of nine animated feature films, including Antz, Shrek, Shrek 2, Shark Tale and Madagascar. DreamWorks Animation’s next release is Wallace & Gromit: Curse of the Were-Rabbit, which is scheduled to open on October 7, 2005.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our earnings per share guidance, including for the third quarter of 2005, constitute forward-looking statements. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. Additional factors that could cause actual results for the third quarter or full year of 2005 to differ from our guidance include: differences between management’s estimates based on currently available information and the final operating results for the third quarter or full year of 2005, potential accounting adjustments that may be made to our financial statements as part of the close of the books for the third quarter or full year of 2005, the box-office performance of our upcoming release “Wallace and Gromit: Curse of the Were-Rabbit” and any associated write-off that could result from its underperformance, and the timing, accuracy and sufficiency of the information we receive from our distributors to determine our revenues. In addition, due to the uncertainties involved in the development and production of animated feature films, the release dates for the films described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K for fiscal year 2004 and our quarterly report on Form 10-Q for the first quarter of 2005, and, when filed, our quarterly report on Form 10-Q for the second quarter of 2005. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

**FINANCIAL TABLES ATTACHED**

Contacts:

Investors

Rich Sullivan

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Media

Bob Feldman

DreamWorks Animation Public Relations

(818) 695-6677

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2005	December 31, 2004
	In thousands
Assets
Cash and cash equivalents	$408,150	$63,134
Short term investments	21,800	—
Accounts receivable, net of allowance for doubtful accounts	6,934	14,015
Receivable from affiliate	—	385,449
Receivables from employees	1,291	1,634
Film inventories, net	564,837	519,926
Property, plant and equipment, net of accumulated depreciation and amortization	85,422	85,997
Deferred costs, net of amortization	2,997	3,741
Income taxes receivable	12,975	6,569
Deferred taxes, net	106,707	93,343
Goodwill	34,216	34,216
Other assets	36,802	11,881

Total assets	$1,282,131	$1,219,905

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$7,492	$4,414
Payable to affiliate	31,562	—
Payable to stockholder	82,002	70,643
Accrued liabilities	52,989	65,537
Other advances and unearned revenue	35,600	32,225
Obligations under capital leases	2,599	2,993
Universal Studios advance	75,000	75,000
Other debt	116,646	139,207

Total liabilities	403,890	390,019
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Stockholders’ equity	875,300	826,945

Total liabilities and stockholders’ equity	$1,282,131	$1,219,905

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	In thousands		In thousands
Operating revenue	$35,355	$300,304	$202,314	$341,118
Costs of revenue	25,925	152,789	106,344	198,215

Gross profit	9,430	147,515	95,970	142,903
Selling, general and administrative expenses	19,932	11,268	38,003	19,035

Operating income (loss)	(10,502)	136,247	57,967	123,868
Interest income (expense), net	1,481	(3,248)	2,150	(6,789)
Other income, net of expense	1,414	13,359	1,127	4,127
Income tax benefit payable to shareholder	(11,359)	—	(11,359)	—

Income (loss) before income taxes	(18,966)	146,358	49,885	121,206
Provision (benefit) for income taxes	(15,300)	225	7,878	528

Net income (loss)	$(3,666)	$146,133	$42,007	$120,678

Basic net income (loss) per share	$(0.04)	$1.91	$0.41	$1.57
Diluted net income (loss) per share	$(0.04)	$1.89	$0.40	$1.56
Shares used in computing net income (loss) per share
Basic	103,061	76,636	103,018	76,636
Diluted	103,061	77,123	104,505	77,123

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	2005	2004
	In thousands
Operating activities
Net income	$42,007	$120,678
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film inventories	102,293	70,812
Stock compensation expense (benefit)	9,898	(1,282)
Depreciation and amortization	4,348	2,802
Change in operating assets and liabilities:
Trade accounts receivable	7,081	21,608
Receivables from employees	343	254
Receivable from/payable to affiliate, net	417,011	—
Film inventories	(147,204)	(217,657)
Other assets	(24,921)	(71)
Deferred taxes, net	(2,005)	—
Accounts payable and accrued expenses	(9,469)	29,892
Income taxes, net	(6,406)	—
Advances and unearned revenue	3,375	(13,715)

Net cash provided by operating activities	396,351	13,321

Investing activities
Purchases of property, plant, and equipment	$(2,415)	$(211)
Purchase of short-term investments	(21,800)	—

Net cash used in investing activities	(24,215)	(211)

Financing activities
Net transfers to DreamWorks Studios	—	(49,475)
Bank borrowings and other debt	(23,175)	10,124
Decrease in debt allocated from DreamWorks Studios	—	(22,091)
Payments on capital leases	(394)	(363)
Receipts from exercise of stock options	2,500	—
Purchases of treasury stock	(6,051)	—
Universal Studios and other advances	—	48,664

Net cash used in financing activities	(27,120)	(13,141)

Increase (decrease) in cash and cash equivalents	345,016	(31)
Cash and cash equivalents at beginning of period	63,134	41

Cash and cash equivalents at end of period	$408,150	$10